UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                  June 30, 2009

PAB BANKSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	000-25422	58-1473302
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 North Valdosta Road, Valdosta, Georgia	31602
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code      (229) 241-2775

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On March 5, 2009, PAB Bankshares, Inc. (the “Company”) entered into investment agreements (the “Investment Agreements”) with certain purchasers (each, a “Purchaser” and together, the “Purchasers”) pursuant to which the Company expects to raise in the aggregate approximately $10,305,000 (the “Offering”).  Under the terms of the Investment Agreements, the Purchasers agreed to purchase 10,305 shares of the Company’s newly-created class of preferred stock to be designated as the Company’s “Series A Contingent Convertible Perpetual Non-cumulative Preferred Stock,” no par value per share (the “Series A Preferred Stock”) at a purchase price of $1,000 per share.  The Series A Preferred Stock will be convertible into shares of the Company’s no par value per share common stock (the “Common Stock”), and upon conversion of the Series A Preferred Stock, holders will receive warrants (the “Warrants”) to purchase shares of Common Stock equal to 30% of the aggregate value of the Series A Preferred Stock.  On June 23, 2009, the Company’s shareholders approved the issuance of Common Stock upon conversion of the Series A Preferred Stock and upon exercise of the Warrants.  As a result, the Company expects to issue Common Stock to the Purchasers rather than Series A Preferred Stock upon the closing of the Offering.

Under the terms of the Investment Agreements, the purchase price is being held in escrow by The Park Avenue Bank, the Company’s wholly owned banking subsidiary (the “Bank”), until the satisfaction or waiver of a number of conditions set forth in the Investment Agreements.  Under the original terms, the Investment Agreements could be terminated in the event that any of the conditions in the Investment Agreements were not satisfied or waived by June 30, 2009.  However, on June 30, 2009, the Company entered into amendments to the Investment Agreements (the “Amendments”) with 23 of the 28 Purchasers that extended the deadline for satisfaction or waiver of the conditions in the Investment Agreements from June 30, 2009 to August 31, 2009.  These Purchasers represent 8,505 shares of the 10,305 shares of Series A Preferred Stock.  Negotiations continue with the other Purchasers on the remaining 1,800 shares of the Series A Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAB BANKSHARES, INC.
(Registrant)

Date:           July 6, 2009                                                      /s/ Nicole S. Stokes
(Signature)
Nicole S. Stokes,
Senior Vice President and
Chief Financial Officer